Filed Pursuant to Rule 424(b)(3)

Registration No. 333-189463

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated June 19, 2013)

442,170,514 Shares

73,928,571 Warrants

General Growth Properties, Inc.

This prospectus supplement no. 1 supplements and amends the prospectus dated June 19, 2013 of General Growth Properties, Inc. relating to the sale from time to time by certain selling securityholders of up to an aggregate of (i) 442,170,514 shares of common stock of General Growth Properties, Inc., $0.01 par value per share, consisting of 357,662,764 shares of common stock issued to or acquired by the selling securityholders and 84,507,750 shares of common stock issuable upon exercise of the warrants described in the prospectus; and (ii) 73,928,571 warrants to acquire our common stock. This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The selling securityholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares or warrants from time to time as they may determine through public transactions or through other means and at varying prices as determined by the prevailing market price for shares or in negotiated transactions as described in the section entitled “Plan of Distribution” in the prospectus.

We will not receive any of the proceeds from the sale of these shares of our common stock or the warrants by the selling securityholders.

Investing in these securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus as well as the risk factors contained in documents General Growth Properties, Inc. files with the Securities and Exchange Commission and which are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2013.

The information in the table appearing under the caption “Selling Securityholders” commencing on page 14 of the prospectus is supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus, and by superseding the information with respect to selling securityholders listed below as of or prior to the date of this prospectus supplement. Since the dates on which we were provided with the information by the selling securityholders regarding their security ownership in General Growth Properties, Inc., selling securityholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their securities. Accordingly, the information provided herein and in the prospectus for any particular selling securityholder may understate or overstate, as the case may be, such selling securityholder’s current ownership. Any changed information given to us by selling securityholders will be set forth in prospectus supplements or amendments to the prospectus if and when necessary.

	Shares of Common Stock Beneficially Owned Prior to the Offering						Shares of Common Stock and Warrants Beneficially
		Percentage of	Warrants Beneficially Owned		Number of		Owned After the Offering
		Shares of	Prior to the Offering		Shares of	Number of	Number	Percentage
Name of Beneficial Owner	Number of Shares (3)	Outstanding Common Stock	Number of Warrants	Percentage of Outstanding Warrants	Common Stock Being Offered in this Offering	Warrants Being Offered in this Offering	of Shares and Warrants	of Shares and Warrants
4544293 Canada Inc.	7,218,764	0.79%	—	—	7,218,764	—	0	0.0%
AOG Real Estate Us Ltd	5,872,336	0.64%	—	—	5,872,336	—	0	0.0%
Best Investment Corporation	16,678,841	1.83%	—	—	16,678,841	—	0	0.0%
BPY Retail II LLC	8,670,667	0.95%	—	—	8,670,667	—	0	0.0%
BPY Retail IV LLC	61,444,210	6.74%	—	—	61,444,210	—	0	0.0%
BPY Retail V LLC	8,670,667	0.95%	—	—	8,670,667	—	0	0.0%
BPY Retail VI LLC	37,191,170	4.08%	—	—	37,191,170	—	0	0.0%
Brookfield BPY Retail Holdings Sub I LLC	78,402,712	8.37%	22,222,290	30.06%	78,402,712	22,222,290	0	0.0%
Brookfield Real Estate Turnaround Fund B AIV, L.P	475,691	0.05%	88,444	0.12%	475,691	88,444	0	0.0%
Brookfield Real Estate Turnaround Fund D AIV, L.P.	3,215,065	0.35%	597,766	0.81%	3,215,065	597,766	0	0.0%
Brookfield Retail Holdings II Sub II LLC (1)	32,884,105	3.57%	8,323,090	11.26%	32,884,105	8,323,090	0	0.0%
Brookfield Retail Holdings III Sub II LLC	393,206	0.04%	73,653	0.10%	393,206	73,653	0	0.0%
Brookfield Retail Holdings IV-A Sub II LLC	5,211,666	0.57%	1,139,373	1.54%	5,211,666	1,139,373	0	0.0%
Brookfield Retail Holdings IV-B Sub II LLC	90,403	0.01%	16,996	0.02%	90,403	16,996	0	0.0%
Brookfield Retail Holdings IV-C Sub II LLC	1,787,449	0.20%	387,205	0.52%	1,787,449	387,205	0	0.0%
Brookfield Retail Holdings IV-D Sub II LLC	1,794,314	0.20%	387,205	0.52%	1,794,314	387,205	0	0.0%
Brookfield Retail Holdings VII LLC	79,094,965	8.68%	—	—	79,094,965	—	0	0.0%
Brookfield Retail Holdings Warrants LLC	21,392,718	2.29%	18,714,651	25.31%	21,392,718	18,714,651	0	0.0%
BW Purchaser, LLC	18,779,500	2.02%	16,428,571	22.22%	18,779,500	16,428,571	0	0.0%
Revere Holdings Limited (2)	36,064,510	3.93%	5,549,327	7.51%	36,064,510	5,549,327	0	0.0%
Stable Investment Corporation	16,837,555	1.85%	—	—	16,837,555	—	0	0.0%

(1)             By virtue of its status as an investor in Brookfield Retail Holdings II Sub II LLC, Future Fund Board of Guardians may be deemed to beneficially own 3.4% of the outstanding shares of our common stock. By virtue of the various agreements and arrangements among the Brookfield entities, Future Fund Board of Guardians may be deemed to be a member of a “group” with certain Brookfield entities.  Each of Brookfield Retail Holdings Warrants LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield Retail Holdings IV-D Sub II LLC, Brookfield Retail Holdings VII LLC,

BW Purchaser LLC, Brookfield BPY Retail Holdings Sub I LLC, Brookfield Retail Holdings V Fund B LP, Brookfield Retail Holdings V Fund D LP, BPY Retail II LLC, BPY Retail IV LLC, BPY Retail V LLC and BPY Retail VI LLC (collectively, the “Investment Vehicles”) expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of common stock and warrants held by each of the other Investment Vehicles and Revere Holdings Limited. The address of each entity is c/o Brookfield Retail Holdings VII LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia.

(2)             Pursuant to an investment management agreement, Brookfield Asset Management Private Institutional Capital Adviser US, LLC, an affiliate of the Investment Vehicles, acts as the investment manager for Revere Holdings Limited with respect to the shares of common stock and warrants held by Revere Holdings Limited and has the authority to vote such shares and (under certain circumstances) to exercise such warrants on behalf of Revere Holdings Limited. In addition, such investment management agreement provides that Brookfield Asset Management Private Institutional Capital Adviser US, LLC will have a right of first offer in connection with any proposed sale, transfer, disposition or withdrawal by Revere Holdings Limited of such shares of common stock or such warrants.  By virtue of such investment management agreement, Revere Holdings Limited may be deemed to be a member of a “group” with certain Brookfield entities. Revere Holdings Limited expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of common stock and warrants held by the Investment Vehicles or any other Brookfield entities.

(3)             Number of shares beneficially owned include 9,514,124 shares of common stock issuable upon the exercise of Brookfield Retail Holdings II Sub II LLC’s warrants, 84,193 shares of common stock issuable upon the exercise of Brookfield Retail Holdings III Sub II LLC’s warrants, 1,302,417 shares of common stock issuable upon the exercise of Brookfield Retail Holdings IV-A Sub II LLC’s warrants, 19,428 shares of common stock issuable upon the exercise of Brookfield Retail Holdings IV-B Sub II LLC’s warrants, 442,614 shares of common stock issuable upon the exercise of Brookfield Retail Holdings IV-C Sub II LLC’s warrants, 442,614 shares of common stock issuable upon the exercise of Brookfield Retail Holdings IV-D Sub II LLC’s warrants, 21,392,718 shares of common stock issuable upon the exercise of Brookfield Retail Holdings Warrants LLC’s warrants, 25,402,300 shares of common stock issuable upon the exercise of Brookfield BPY Retail Holdings Sub I LLC’s warrants, 18,779,500 shares of common stock issuable upon the exercise of BW Purchaser LLC’s warrants, 101,100 shares of common stock issuable upon the exercise of Brookfield Retail Holdings V Fund B LP’s warrants, 683,306 shares of common stock issuable upon the exercise of Brookfield Retail Holdings V Fund D LP’s warrants and 6,343,436 shares of common stock issuable upon the exercise of Revere Holdings Limited’s warrants.